As filed with the Securities and Exchange Commission on January 16, 2003
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES
WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3714	33-0933072
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

17872 Cartwright Road, Irvine, California 92614, (949) 399-4500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan P. Niedzwiecki
Chief Executive Officer
17872 Cartwright Road, Irvine, California 92614, (949) 399-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jonathan F. Atzen Craig S. Mordock Alanna K. Goates John T. Mitchell MORRISON & FOERSTER LLP 19900 MacArthur Boulevard, 12th Floor Irvine, California 92612 (949) 251-7500	Michael J. Kendall, P.C. Michael S. Turner GOODWIN PROCTER LLP Exchange Place 53 State Street Boston, Massachusetts 02109 (617) 570-1765

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒  333-101668
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value	575,000 shares	$2.25	$1,293,750	$119

(1)	Includes shares which the underwriters have an option to purchase to cover over-allotments, if any.

This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(b) under the Securities Act of 1933.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of Common Stock of the Registrant contemplated by the Registration Statement on Form S-1, File No. 333-101668 declared effective by the Securities and Exchange Commission on January 16, 2003 (the “Prior Registration Statement”), and is being filed for the sole purpose of registering additional securities of the same class as were included in the Prior Registration Statement. The contents of the Prior Registration Statement are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, County of Orange, State of California, on January 16, 2003.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ W. BRIAN OLSON
W. Brian Olson Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	January 16, 2003

/s/ W. BRIAN OLSON W. Brian Olson	Chief Financial Officer and Treasurer (Principal Financial Officer)	January 16, 2003

* Timothy S. Gerken	Controller (Principal Accounting Officer)	January 16, 2003

* Dale L. Rasmussen	Chairman of the Board, Director	January 16, 2003

* Brian A. Runkel	Director	January 16, 2003

* Scott Samuelsen	Director	January 16, 2003

* Thomas J. Tyson	Director	January 16, 2003

*By:	/s/ W. BRIAN OLSON
W. Brian Olson Attorney-in-Fact

II-5

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP, independent auditors

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1	Power of Attorney*

*	Previously filed in connection with the Registrant's Registration Statement on Form S-1 (No. 333-101668).

II-6

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description

5.1	Opinion of Morrison & Foerster LLP

23.1	Consent of Ernst & Young LLP, independent auditors

23.2	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1	Power of Attorney*

*	Previously filed in connection with the Registrant's Registration Statement on Form S-1 (No. 333-101668).